EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Continucare Corporation for the registration of 2,333,333 shares of its common stock and to the incorporation by reference therein of our report dated September 22, 2003, with respect to the consolidated financial statements of Continucare Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida
May 18, 2004